SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Mercury General Corporation

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4484 Wilshire Boulevard
Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT
To The Shareholders of
Mercury General Corporation
Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at the corporate headquarters of the Company located at 4484 Wilshire Boulevard, Los Angeles, California on May 8, 2024 at 10:00 a.m., for the following purposes:

1.    To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.    To consider an advisory vote on executive compensation; and

3.    To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024.

The Board of Directors has fixed the close of business on March 13, 2024 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary
Los Angeles, California
March 26, 2024

MERCURY GENERAL CORPORATION
4484 Wilshire Boulevard
Los Angeles, California 90010

PROXY STATEMENT
The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 8, 2024, at the corporate headquarters of the Company located at 4484 Wilshire Boulevard, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about March 26, 2024.
All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.
A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director; FOR the proposal regarding an advisory vote on executive compensation; FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024; and every ONE YEAR in response to the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.
Shareholders of record at the close of business on March 13, 2024 will be entitled to vote at the meeting. As of that date, 55,371,127 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.
VOTING
In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than nine persons.

The advisory vote on executive compensation will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.

The vote to ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024 will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2024 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.
A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting of Shareholders are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote to approve executive compensation is not considered a “routine” matter. Therefore, beneficial owners that hold in “street name” will have to give voting instructions to their brokers in order for a broker to vote on those matters. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners. The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 3); FOR the proposal regarding an advisory vote on executive compensation (see page 19); and FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024 (see page 20).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 26, 2024 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (4) (5)		Percentage of Outstanding Shares
George Joseph	19,567,934	(1)	35.3%
Gloria Joseph	9,160,000	(1)	16.5%
BlackRock, Inc.	5,552,756	(2)	10.0%
The Vanguard Group	3,208,257	(3)	5.8%
Gabriel Tirador	63,663		*
Theodore Stalick	5,704		*
Wilson Pang	—		*
Christopher Graves	6,849		*
Victor G. Joseph	34		*
George G. Braunegg	2,501		*
Ramona L. Cappello	—		*
James G. Ellis	—		*
Vicky Wai Yee Joseph	5,924		*
Joshua E. Little	3,250		*
Martha E. Marcon	—		*
All Executive Officers and Directors	19,689,794		35.5%

*	Less than 1.0% of the outstanding Common Stock.

(1)As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.
(2)Based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. on January 24, 2024, indicating beneficial ownership as of December 31, 2023 of 5,552,756 shares of the Company’s common stock with the sole power to vote or direct the vote of 5,336,455 shares and the sole power to dispose or direct the disposition of 5,552,756 shares. The address of

BlackRock is 50 Hudson Yards, New York, New York 10001.
(3)Based on a Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group on February 13, 2024, indicating beneficial ownership as of December 29, 2023 of 3,208,257 shares of the Company’s common stock with the sole power to dispose or direct the disposition of 3,162,877 shares, the shared power to vote or direct the vote of 17,385 shares, and the shared power to dispose or direct the disposition of 45,380 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)The table includes shares issuable upon exercise of options that are exercisable within 60 days from March 26, 2024.
(5)The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify.
The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. The proxy will not be voted for more than nine nominees.
The table below indicates the position with the Company, tenure as director and age of each nominee as of March 26, 2024.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	102	1961	(1)
Gabriel Tirador	Chief Executive Officer and Director	59	2003
Victor G. Joseph	President and Chief Operating Officer and Director	37	2024
George G. Braunegg	Director	66	2018
Ramona L. Cappello	Director	64	2018
James G. Ellis	Director	77	2014
Vicky Wai Yee Joseph	Director	72	2021
Joshua E. Little	Director	53	2017
Martha E. Marcon	Director	75	2008

(1)Date shown is the date Mr. George Joseph was elected a director of Mercury Casualty Company, a predecessor of the Company. Mr. George Joseph was elected a director of the Company in 1985.
Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors. Other than Mr. George Joseph being an uncle to Charles Toney, the Company’s Vice President and Chief Actuary, and father to Victor Joseph, the Company’s President and Chief Operating Officer, and Vicky Joseph being wife to Mr. George Joseph and mother to Victor Joseph, there are no family relationships among any of the Company’s directors, executive officers or nominees for director or executive officer.
Eight of the nine nominees for election to the Board of Directors have extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, these director nominees have developed attributes and skills in management of capital, risk and operations. In addition, a majority of the director nominees have longstanding relationships with the Company, with four of the nine director nominees serving on the Board of Directors or in executive positions with the Company for at least ten years and with average Board tenure of more than 20 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s market and business operations, policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described starting on page 7 under “Director Nomination Process.”

Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 60 years’ experience in all phases of the property and casualty insurance business. The Company believes that Mr. George Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well as his role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.

Gabriel Tirador, Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President from October 2001 to December 2023. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 30 years’ experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.

Victor Joseph, President and Chief Operating Officer, has been employed by the Company in various capacities since 2009, and was appointed Vice President and Chief Underwriting Officer in July 2017, Executive Vice President and Chief Operating Officer in January 2022, and President and Chief Operating Officer in January 2024. Mr. Victor Joseph is the son of Mr. George Joseph and Ms. Vicky Wai Yee Joseph. The Company believes that Mr. Victor Joseph’s executive management and related experience in various areas of the Company and the property and casualty insurance industry qualify him for service on the Board of Directors.

George G. Braunegg is an Associate Professor of the Practice of Accounting in the Leventhal School of Accounting and the Marshall School of Business at the University of Southern California (USC). Professor Braunegg teaches Financial Accounting for Mergers and Acquisitions and Financial Statement Analysis in the Graduate School and Managerial Accounting in the Undergraduate Program. Prior to teaching at USC, Professor Braunegg was an Executive Vice President and Co-Founding Principal of CAST Management Consultants Inc. (CAST) from 1986 to 2017 when he and his fellow Principals sold the firm to West Monroe Partners. During his tenure at CAST, Professor Braunegg served on the firm’s Board of Directors and was the Corporate Secretary. From 1981 to 1986, he worked as an Auditor and as a Financial Services Consultant at KPMG. The Company believes that Professor Braunegg’s extensive experience in executive management and his 35-year management consulting career advising senior management of numerous large public companies qualify him for service on the Board of Directors of the Company.

Ramona L. Cappello has been serving as a Partner at CEO Coaching International since 2019 as well as CEO and Founder of Sun Harvest Salt, LLC since 2014. From 2005 to 2013, Ms. Cappello was Founder, CEO and a board member of Corazonas Foods, Inc. From 2002 to 2005, she was Senior Vice President of Mauna Loa Macadamia Nut Corporation. Prior to 2002, she ran several major businesses for companies including Nestle, Kendall-Jackson Wines and Celestial Seasonings. Ms. Cappello currently serves on the boards of directors of Felbro Food Products and Dominicks Foods as well as on the Boards of Councilors for USC Dornsife College of Letters, Arts and Sciences and USC Kaufman School of Dance. She formerly served on the compensation committee, the corporate governance committee and the audit committee of the board of directors of True Drinks Holdings, Inc., a public company, as well as on the boards of directors of four private entities: USC Board of Trustees, Nielsen Massey Vanillas, Inc., Luxco, Inc. and IPS All Natural, LLC. The Company believes that Ms. Cappello’s extensive experience in executive management positions as well as her experience on the boards of directors of public and private companies qualify her for service on the Board of Directors of the Company.

James G. Ellis served as the Dean of the Marshall School of Business at the University of Southern California from 2007 until June 2019. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis was a professor in the Marketing Department of the Marshall School of Business from 1997 until retiring in 2021. From 1990 to 1997, he served as Chairman and Chief Executive Officer of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis has also served on the boards of directors of numerous public and private companies over the years. The Company believes that Mr. Ellis’ extensive experience in executive management and senior academic positions qualify him for service on the Board of Directors.

Vicky Wai Yee Joseph has served as a director on the Company's Board of Directors since October 2021. She is the spouse of Mr. George Joseph, the Company's largest shareholder. She brings deep commitment to the Company and deep-rooted passion for its customers and the industry.

Joshua E. Little has been a shareholder in the law firm of Dentons Durham Jones Pinegar P.C. since 2006. Mr. Little is also the President, Chief Executive Officer and Chairman of the Board of Directors of the law firm. Mr. Little has also been a member of the Dentons Global Board of Directors since January 2024. Prior to joining Dentons Durham Jones Pinegar P.C., Mr. Little was an attorney at the law firm of Latham & Watkins LLP. The Company believes that Mr. Little’s extensive experience advising public companies and companies in the insurance industry as well as his experience in corporate governance matters and his extensive history with the Company qualify him for service on the Board of Directors.

Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. She served as the firm’s National Resource Partner - Insurance Industry and the Western Region Insurance Industry Leader. In 2020, Ms. Marcon joined the board of directors of Guild Holdings Company upon its initial public offering, serving as chair of the audit committee and member of the governance committee. Until June 2021, Ms. Marcon also served on the board of directors, the audit committee and risk committee of Foresters Financial, which is an international insurance and financial services organization. She also serves on the board of the companies comprising the Nonprofits Insurance Alliance and chairs its audit committees. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor specializing in the insurance industry with KPMG LLP for more than 20 years qualify her for service on the Board of Directors.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.
CORPORATE GOVERNANCE
Corporate Governance Documents
The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Information - Corporate Governance” link. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence
NYSE rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of nine directors. The Board has determined that each of George G. Braunegg, Ramona L. Cappello, James G. Ellis, Joshua E. Little and Martha E. Marcon has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. George Joseph, Tirador and Victor Joseph currently serve as executive officers of the Company.
To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.
Board Leadership Structure
Leadership of the Company is currently shared between Mr. George Joseph, Chairman of the Board of Directors, and Mr. Tirador, Chief Executive Officer. Mr. George Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Ms. Marcon has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.
Board of Directors and Committees
The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2023 each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. One director attended the Annual Meeting of Shareholders in 2023.

The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal accounting controls and overseeing the statutory audit committees of the Company’s insurance subsidiaries. The Audit Committee currently consists of Martha E. Marcon, Joshua E. Little and George G. Braunegg, with Martha E. Marcon acting as Chair. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held four meetings in 2023.

The Company has a Compensation Committee currently consisting of Joshua E. Little, George G. Braunegg and Ramona L. Cappello, with Ramona L. Cappello acting as Chair. Between January 1, 2023 and February 10, 2023, the Compensation Committee consisted of Joshua E. Little, George G. Braunegg and Ramona L. Cappello, with Joshua E. Little acting as Chair. On February 10, 2023, the Board appointed Ramona L. Cappello Chair of the Compensation Committee, and Joshua E. Little resigned as Chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held three meetings in 2023. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions and administering the Company’s 2015 Incentive Award Plan, annual bonus plans, and 2024 Long-term Incentive Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.
The Company has a Nominating/Corporate Governance Committee currently consisting of Martha E. Marcon, James G. Ellis and Joshua E. Little, with Martha E. Marcon acting as Chair. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held two meetings in 2023. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.
The Company has an Investment Committee currently consisting of James G. Ellis, George Joseph, Gabriel Tirador, Victor Joseph, George G. Braunegg and Ramona L. Cappello, with James G. Ellis acting as Chair. Between January 1, 2023 and February 10, 2023, the Investment Committee consisted of James G. Ellis, George Joseph, Gabriel Tirador and Ramona L. Cappello, with James G. Ellis acting as Chair. On February 10, 2023, the Board appointed George G. Braunegg to the Investment Committee. Between February 10, 2023 and February 9, 2024, the Investment Committee consisted of James G. Ellis, George Joseph, Gabriel Tirador, George G. Braunegg, and Ramona L. Cappello, with James G. Ellis acting as Chair. On February 9, 2024, the Board appointed Victor Joseph to the Investment Committee. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2023. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the fiscal year 2023, Joshua E. Little, George G. Braunegg and Ramona L. Cappello were members of the Compensation Committee. No current member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2023.

The Board of Directors’ Role in Risk Oversight
The Company’s management is primarily responsible for identifying and managing risks in relation to Company strategies and objectives; establishing and implementing appropriate risk mitigation plans, processes and controls; and actively managing risks in a manner that serves the best interests of the Company, its shareholders and other stakeholders. Management informs the Board of Directors regarding the most material risks confronting the Company on a regular basis and reports regarding its activities in managing and mitigating such risks.
The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.
The Company has implemented an enterprise risk management program for the purpose of providing an enterprise-wide perspective on its risks, with the objective of actively identifying and mitigating key risks. Management reports regularly to the Board of Directors regarding the enterprise risk management program and its activities in implementing and maintaining the program. Senior management and other employees also report to the Board of Directors and its Committees from time to time on risk-related issues. In addition, due to the heightened cybersecurity risks in the overall business environment in which the Company operates, the Board of Directors requests and receives periodic reports from management regarding cybersecurity risk management, including potential cybersecurity attacks that might impact the Company and the measures the Company's management takes to prevent such attacks and mitigate the impact in case of an incident.

Executive Sessions of Non-Management Directors
The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Martha E. Marcon, lead independent director and Chair of the Nominating/Corporate Governance Committee, presides at these meetings. During 2023, the Board held five executive sessions of its non-management directors, and each of the five such sessions included only independent directors.
Director Nomination Process
Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
Eight of the nine nominees for election as director at the 2024 Annual Meeting of Shareholders were elected at the Annual Meeting of Shareholders held in 2023. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for election.

Communication with Directors
Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation - Non-Management Directors, P.O. Box 1475, Brea, California 92822. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Business Conduct and Ethics
The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

Policy Prohibiting Hedging and Pledging of Company Stock
The Company maintains a policy that prohibits all hedging or monetization transactions, including zero-cost collars and forward sale contracts, by employees, executive officers and non-employee directors. In addition, the Company prohibits pledging Company securities as collateral, purchasing Company securities on margin, and other pledging transactions by employees, executive officers and non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Compensation Philosophy and Methodology
Objectives. The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, under the direction of the Compensation Committee, to tie total compensation to the Company’s business and financial performance, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.

Role of Management. Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. George Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. George Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Messrs. George Joseph and Tirador retain the authority to establish compensation for all other executive officers and annually review compensation and responsibilities of all other executive officers, unless applicable law requires that the Compensation Committee approve such compensation.

The Company’s compensation program is designed to provide executive officers with total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. George Joseph and Tirador and as determined by Messrs. George Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.
Benchmarking and Compensation Consultants. The Compensation Committee did not review comparable company information in setting 2023 executive compensation for the named executive officers. Instead, in setting 2023 executive compensation, the Compensation Committee relied upon the experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The Chief Executive Officer and Chairman of the Board also did not review comparable company information in setting 2023 compensation levels for other executive officers of the Company, but generally establish compensation based on historical compensation levels for each executive officer and merit increases determined appropriate due to the performance of the executive officer, and for new executive officers based on the responsibilities and expertise of each individual executive officer and the position to which the executive officer is appointed.

Components of Executive Compensation

The Company’s executive compensation program consists of base salary, annual cash bonuses, benefits and, commencing in 2024, long-term incentives.
Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is initially determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salaries of Mr. George Joseph, Chairman of the Board, and Mr. Tirador, Chief Executive Officer, are determined on an annual basis by the Compensation Committee. In addition to the cash compensation for their services as executives, Messrs. George Joseph and Tirador received director fees during 2023 for their participation on the Board of Directors. They will no longer receive director fees commencing in 2024.
Pursuant to the standing resolution described above, Mr. George Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. George Joseph and Tirador. Salary increases are generally effective beginning with the first bi-weekly payroll cycle of March of the applicable year. Annual salary increases for 2023 (over 2022 annual salary levels) and the 2023 annual salaries for the named executive officers were as follows: Mr. George Joseph (4.0% to $1,204,871); Mr. Tirador (4.0% to $1,228,033); Mr. Stalick (2.5% to $845,000); Mr. Pang ($650,000); and Mr. Graves (3.6% to $580,000). Annual salary increases for 2024 (over 2023 annual salary levels) for the named executive officers were as follows: Mr. George Joseph (9.2% to $1,315,466); Mr. Tirador (9.1% to $1,339,554); Mr. Stalick (4.0% to $878,800); Mr. Pang (5.0% to $682,500); and Mr. Graves (4.0% to $603,200). Mr. Pang's employment with the Company commenced in 2023.

Annual Cash Bonuses. In addition to base salary, the Company seeks to provide a substantial portion of the named executive officers’ total target compensation through annual cash bonuses. For 2023, the Company's named executive officers (other than Mr. Graves, whose bonus is determined under a separate discretionary bonus program) were eligible to receive bonuses under its Mercury Incentive Plan, or MIP, from a bonus pool based on Company and individual performance. While awards under the MIP are ultimately determined in the discretion of the Company's Compensation Committee based on individual performance, the potential funding of the bonus pool under the MIP reflects Company performance based on two key performance multipliers. For 2023, each of the named executive officers (other than Mr. Graves, as described below) was eligible for a target annual bonus opportunity equal to 100% of his annual base salary, with the exception of Mr. Stalick, whose target annual bonus opportunity was 70% of his annual base salary. For the named executive officers that participated in the MIP during 2023, 75% of their bonus was tied to corporate performance based on the “Company Performance Multiplier” (“CPM”) and 25% was tied to individual performance.

The “Company Performance Multiplier (CPM)” under the MIP reinforces the importance of achieving the Company’s strategic goals and priorities. It is calculated by taking the Company’s actual GAAP underwriting profit divided by $190,000,000 which represented the Company’s GAAP underwriting profit target for 2023 (but with the result not to exceed 1.0). The individual portion of each named executive officer’s annual bonus under the MIP is calculated by multiplying the portion of his or her target annual bonus by the individual performance multiplier determined by the Compensation Committee (for Messrs. George Joseph and Tirador) and by Messrs. George Joseph and Tirador (for the other named executive officers).

Incentive awards are calculated and approved in the first quarter after completion of the applicable calendar year, and payments are made as soon as administratively practical following approval.

Based on the Company's GAAP underwriting profit (loss) for 2023 and the resulting CPM under the MIP of 0%, the portion of the bonus pool tied to company performance for 2023 was not funded under the MIP. With respect to the portion of the bonus pool tied to individual performance, the Compensation Committee (for Messrs. George Joseph and Tirador) and Messrs. George Joseph and Tirador (for the other named executive officers) determined an individual performance factor for each executive based on a subjective assessment of performance during 2023. The resulting bonuses paid to the named executive officers under the MIP are set forth in the Summary Compensation Table below.
Mr. Graves is eligible to receive an annual discretionary bonus, which is determined each year by Messrs. George Joseph and Tirador based on their subjective review of his individual performance and the performance of the Company's investment department. Mr. Graves does not have a specified target incentive percentage. For 2023, Messrs. George Joseph and Tirador determined to award Mr. Graves an annual bonus of $250,000.

Long-Term Incentive Compensation. The Company maintains the 2015 Incentive Award Plan, which has been approved by the Company’s shareholders. Available awards include a variety of stock-based compensation such as stock options, restricted stock, restricted stock units (“RSUs”), dividend equivalent awards, stock payment awards, stock appreciation rights and performance awards which can be a cash bonus award or other incentive award paid in cash. The Company did not make any long-term incentive awards to the named executive officers during 2023.
Commencing in 2024, long-term incentive compensation also includes awards granted under the Company’s 2024 Long-Term Incentive Plan (the “LTIP”), which was approved by the Compensation Committee on February 7, 2024, to provide certain key employees with the right to receive cash awards providing an opportunity to participate in the appreciation of the Company’s value and in order to retain these key employees and reward them for contributing to the success of the Company and its subsidiaries. The LTIP is administered by the Compensation Committee. Initial awards were granted under the LTIP in

February 2024, with subsequent awards to employees to be granted in the discretion of the Compensation Committee or its delegate. Participants in the LTIP may be granted a number of notional interests, or “phantom stock units” (also referred to herein as "PSUs"). Each PSU represents the right to receive payment of the value of a share of the Company’s common stock upon vesting. PSUs may be granted subject to vesting conditions, which may include service-based and/or performance-based vesting conditions tied to corporate and/or individual achievement objectives. An employee must remain employed through the date of payment of an award to be eligible for any payout under the LTIP.

On February 7, 2024, the Compensation Committee approved awards of performance-based PSUs to the named executive officers of the Company. The named executive officers were each awarded the following “target” number of PSUs: George Joseph, 23,527 PSUs; Gabriel Tirador, 23,979 PSUs; and Theodore Stalick, 11,000 PSUs. The payout value of PSUs granted under the LTIP will be determined based on the achievement of specific, pre-established corporate performance objectives, and in part on individual performance, for each named executive officer during the applicable three-year performance period. The maximum payout level with respect to the PSUs is 150% of the “target” award.
The individual grants to named executive officers are subjectively determined based on a number of factors, including the executive officer’s responsibility level and functional role within the Company, but long-term incentive awards are not granted regularly and remain at the discretion of the Compensation Committee.
Other Benefit Programs. The Company’s executive compensation program also includes what the Compensation Committee believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: certain named executive officers are provided with the personal use of company-owned automobiles and parking, and the Company pays club dues on behalf of Mr. George Joseph.
Consideration of Nonbinding Advisory Vote on Executive Compensation
At the Company’s 2023 Annual Meeting of Shareholders, shareholders holding more than 94% of the votes cast on the proposal voted to approve the compensation of the Company’s named executive officers. The Compensation Committee has considered these results with management and with the full Board of Directors and determined that no specific changes were necessary in its compensation policies and decisions with respect to 2024 as a result of the 2023 vote. The Compensation Committee intends to continue to consider the results of shareholder votes regarding the Company’s named executive officers.
Section 162(m)
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to its “covered employees” to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Generally, in structuring compensation for the Company’s named executive officers, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Policy Prohibiting Hedging and Pledging of Company Stock by Named Executive Officers
The Company maintains a policy that prohibits all hedging or monetization transactions, including zero-cost collars and forward sale contracts, by named executive officers. In addition, the Company prohibits pledging Company securities as collateral, purchasing Company securities on margin, and other pledging transactions by the named executive officers.

Clawback Policy
In accordance with Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards, we have adopted a policy that provides for the mandatory recovery from current and former executive officers of incentive-based compensation that was erroneously awarded during the three years preceding the date the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. The policy was adopted effective as of October 2, 2023, and is administered and overseen by the Compensation Committee.

Conclusion
With compensation based on annual base salary, performance-based cash bonuses, long-term incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company, although we may pay severance or provide termination benefits to our executive officers as needed. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.

Compensation Risks Assessment
Management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders.

The Compensation Committee

Ramona L. Cappello, Chair
George G. Braunegg
Joshua E. Little

Summary Compensation Table
The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary	Bonus (1)	Equity Awards	Non-equity Incentive Plan Compensation	All Other Compensation (2)	Total
George Joseph	2023	$1,197,741	$350,145	$—	$—	$81,192	$1,629,078
Chairman of the Board	2022	1,152,503	49,224	—	—	76,841	1,278,568
	2021	1,117,689	441,058	—	—	99,809	1,658,556

Gabriel Tirador	2023	$1,220,767	$387,331	$—	$—	$90,250	$1,698,348
Chief Executive Officer	2022	1,174,657	50,152	—	—	83,246	1,308,055
Director	2021	1,139,175	468,115	—	—	88,658	1,695,948

Theodore Stalick	2023	$841,770	$198,760	$—	$—	$18,310	$1,058,840
Senior Vice President	2022	820,307	35,885	—	—	18,354	874,546
Chief Financial Officer	2021	793,462	239,048	—	—	21,531	1,054,041

Wilson Pang	2023	$537,500	$561,250	$—	$—	$11,550	$1,110,300
Vice President
Chief Technology Officer

Christopher Graves	2023	$576,923	$275,718	$—	$—	$18,913	$871,554
Vice President	2022	557,084	100,034	—	—	19,135	676,253
Chief Investment Officer	2021	539,861	199,245	—	—	29,890	768,996

(1)Includes the annual one-half-month’s bonus awarded to all employees of the Company. For 2023, also includes annual bonuses paid to the named executive officers as follows: Mr. George Joseph, $298,990, Mr. Tirador, $335,211, Mr. Stalick, $162,000, Mr. Pang, $140,938, and Mr. Graves, $250,000. For 2023, also includes a sign-on payment of $400,000 for Mr. Pang in connection with the commencement of his employment. For 2022, also includes annual bonuses paid to the named executive officers as follows: Mr. George Joseph, $0, Mr. Tirador, $0, Mr. Stalick, $0, and Mr. Graves, $75,000. For 2021, also includes annual bonuses paid to the named executive officers as follows: Mr. George Joseph, $393,467, Mr. Tirador, $419,377, Mr. Stalick, $204,163, and Mr. Graves, $175,000.
(2)See All Other Compensation table below.

All Other Compensation
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Director Fees	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2023	$60,000	$21,192	$—	$81,192
	2022	56,000	20,841	—	76,841
	2021	56,000	43,809	—	99,809

Gabriel Tirador	2023	$60,000	$18,700	$11,550	$90,250
	2022	56,000	16,571	10,675	83,246
	2021	56,000	22,508	10,150	88,658

Theodore Stalick	2023	$—	$6,760	$11,550	$18,310
	2022	—	7,679	10,675	18,354
	2021	—	11,381	10,150	21,531

Wilson Pang	2023	$—	$—	$11,550	$11,550

Christopher Graves	2023	$—	$7,363	$11,550	$18,913
	2022	—	8,460	10,675	19,135
	2021	—	19,740	10,150	29,890

(1)Represents for Mr. George Joseph personal use of company automobile and parking in the amounts of $7,750, $9,500 and $26,387 in 2023, 2022 and 2021, respectively, and club dues of $13,442, $11,341 and $17,422 in 2023, 2022 and 2021, respectively; for Mr. Tirador, personal use of company automobile and parking in the amounts of $18,700, $16,571 and $17,127 in 2023, 2022 and 2021, respectively, and agency award trips in the amounts of $0, $0 and $5,381 in 2023, 2022 and 2021, respectively; for Mr. Stalick, personal use of company automobile and parking allowance in the amounts of $6,760, $7,679 and $11,381 in 2023, 2022 and 2021, respectively; and for Mr. Graves, personal use of company automobile and parking allowance in the amounts of $7,363, $8,460 and $19,740 in 2023, 2022 and 2021, respectively.
(2)Represents the Company’s matching contributions under a 401(k) option in the profit sharing plan.
Grants of Plan-Based Awards
The following table contains information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2023.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold ($)	Target ($)	Maximum ($)
George Joseph	—	—	—
Gabriel Tirador	—	—	—
Theodore Stalick	—	—	—
Wilson Pang	—	—	—
Christopher Graves	—	—	—

(1)For 2023, our named executive officers were eligible to receive bonuses on a discretionary basis. As a result, there was no set threshold, target or maximum amount.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the named executive officers at December 31, 2023.

	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name
George Joseph	—	—	$—	—	—	$—
Gabriel Tirador	12,500	—	43.01	2/7/2028	—	—
Theodore Stalick	—	—	—	—	—	—
Wilson Pang	—	—	—	—	—	—
Christopher Graves	—	—	—	—	—	—

(1)All stock option awards have a term of ten years from the date of grant and become exercisable in four equal installments on the first through fourth anniversaries of the grant date.

Option Exercises and Stock Vested
The following table includes certain information with respect to the options exercised by and the stocks vested for the named executive officers during the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name
George Joseph	—	$—	—	$—
Gabriel Tirador	—	—	—	—
Theodore Stalick	—	—	—	—
Wilson Pang	—	—	—	—
Christopher Graves	—	—	—	—
Equity Compensation Plan Information
As of December 31, 2023, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan (1)	17,500	$43.01	4,830,000
Equity compensation plans not approved by security holders	—	—	—
Total	17,500	$43.01	4,830,000

(1)17,500 represents outstanding stock option awards.

Director Compensation Table

The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2023 to directors who served on the Board during 2023, other than Messrs. George Joseph and Tirador whose director compensation for 2023 is disclosed above in the “All Other Compensation Table.” Mr. Victor Joseph joined the Board on January 1, 2024.

Name	Fees Earned or Paid in Cash
George G. Braunegg	$96,900
Ramona L. Cappello	83,700
James G. Ellis	75,100
Vicky Wai Yee Joseph	60,000
Joshua E. Little	87,000
Martha E. Marcon	122,600

During 2023, each of the Company’s directors received a $7,500 quarterly fee and $7,500 for each Board meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees received additional compensation for service on Board committees. The chair of the Audit Committee received $7,500 per regular Audit Committee meeting attended, and each member of the Audit Committee received $4,500 per Audit Committee meeting attended. The chair of the Compensation Committee received $4,300 per Compensation Committee meeting attended, and each member of the Compensation Committee received $2,700 per meeting attended. The chair of the Nominating/Corporate Governance Committee received $4,300 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $2,700 per meeting attended plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. The chair of the Investment Committee received a fee of $4,300 and each non-management member of the Investment Committee received $2,700 per meeting attended. The lead independent director received an annual retainer of $24,000. None of the Company’s non-employee directors receive equity awards.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of the Company’s employees and the annual total compensation of Gabriel Tirador, Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2023, the Company’s last completed fiscal year:
•the median of the annual total compensation of all employees of the Company (other than Mr. Tirador) was $80,100; and
•the annual total compensation of Mr. Tirador, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,698,348.
Based on this information, for 2023, the ratio of the median of the total compensation of all employees of the Company to the annual total compensation of Mr. Tirador was 1 to 21.
The Company determined that, as of December 31, 2023, its employee population consisted of 4,110 individuals (including Mr. Tirador). The Company’s employee workforce consists of full and part time employees. For purposes of measuring the compensation of the Company’s employees, it selected total annual cash compensation for 2023 as the most appropriate measure of compensation, which was consistently applied to all employees included in the calculation. With respect to the total annual compensation of the “median employee” for purposes of the ratio disclosed above, the Company identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.

Pay Versus Performance Disclosure
The table below summarizes the compensation earned and paid to the Company's principal executive officer ("PEO") and non-PEO named executive officers ("Non-PEO NEOs"), the cumulative total shareholder return ("TSR") of the Company and its peer group, the Company's net income (loss), and underwriting profit (loss), a financial performance measure specific to the Company (“Company-Selected Measure”), for the fiscal years ended December 31, 2023, 2022, 2021 and 2020.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (6)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2) (6)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)	Underwriting Profit (Loss) (Company-Selected Measure) (5)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (3) (4)
2023	$1,698,348	$1,698,348	$1,167,443	$1,167,443	$92.34	$160.07	$96,335,874	$(231,655,187)
2022	1,308,055	1,347,555	838,226	840,201	81.33	141.87	(512,672,098)	(344,067,476)
2021	1,695,948	1,707,323	1,021,821	1,022,389	120.71	128.24	247,937,243	65,010,451
2020	2,882,942	2,892,692	1,579,540	1,580,028	113.69	103.14	374,606,536	246,672,928
(1)PEO was Gabriel Tirador for 2023, 2022, 2021 and 2020.
(2)Non-PEO NEOs were George Joseph, Theodore Stalick, Wilson Pang, and Christopher Graves for 2023; George Joseph, Victor Joseph, Theodore Stalick, and Christopher Graves for 2022; and George Joseph, Theodore Stalick, Christopher Graves, and Jeffrey Schroeder for 2021 and 2020.
(3)For the relevant fiscal year, represents the cumulative TSR of the Company and its peer group. TSR amounts reported in the table assume an initial fixed investment of $100 at the beginning of the earliest year in the table, and that all dividends, if any, were reinvested.
(4)This peer group represents the same industry peer group used for purposes of Item 201(e) of Regulation S-K and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 13, 2024, and consists of Alleghany Corporation, Allstate Corporation, American Financial Group, Arch Capital Group Ltd, Berkley (W.R.), Berkshire Hathaway 'B', Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Erie Indemnity Company, Hanover Insurance Group, Markel Corporation, Old Republic International, Progressive Corporation, RLI Corporation, Selective Insurance Group, and Travelers Companies, Inc.
(5)Underwriting profit means the Company’s net premiums earned, less (a) losses and loss adjustment expenses, (b) policy acquisition costs, and (c) other operating expenses, each as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and as presented in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 13, 2024.
(6)The adjustments made to Summary Compensation Table Total for PEO and Average Summary Compensation Table Total for Non-PEO NEOs to determine Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs, respectively, were as follows:

Adjustments	2023		2022		2021		2020
	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs
Deduction for amounts reported under the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table.	$—	$—	$—	$—	$—	$—	$—	$—
Increase/deduction for option awards granted during prior year that were outstanding and unvested as of the year end, determined based on change in ASC 718 fair value from the prior year end to the year end.	—	—	—	—	(11,250)	(563)	16,250	813
Increase/deduction for option awards granted during prior year that vested during the year, determined based on change in ASC 718 fair value from the prior year end to vesting date.	—	—	39,500	1,975	22,625	1,131	(6,500)	(325)
Total adjustments	—	—	39,500	1,975	11,375	568	9,750	488
Stock option grant date fair values are calculated by the Company based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. The fair value of stock option awards as of each valuation date is calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) adopted by the Financial Accounting Standards Board. For additional information about the assumptions used in calculating the grant date fair value of these awards, refer to the notes to the Company’s consolidated financial statements included in the Company's Annual Reports on Form 10-K for the fiscal years ended 2023, 2022 2021 and 2020, as filed with the SEC.

The tabular list of three of the most important performance measures used to link compensation actually paid to the Company's NEOs to its performance is shown below:

Pay Versus Performance Tabular List
Underwriting Profit
Operating Income (1)
Combined Ratio (2)
(1)Operating income is net income excluding realized investment gains and losses, net of tax. Operating income provides a valuable measure of the Company's ongoing performance that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business.
(2)Combined ratio is equal to loss ratio plus expense ratio. Loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned, each as determined in accordance with GAAP. Expense ratio is calculated by dividing the sum of policy acquisition costs and other operating expenses by net premiums earned, each as determined in accordance with GAAP.

The graphs below compare the Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs with (i) the Company's cumulative TSR, (ii) its peer group TSR, (iii) its net income (loss), and (iv) its underwriting profit (loss), the Company-Selected Measure, in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company’s executive compensation program is designed to attract, motivate and retain a talented team of executives. The Company seeks to accomplish this goal in a way that rewards performance that is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program achieves this goal and is strongly aligned with the long-term interests of its shareholders.
Pursuant to Section 14A of the Exchange Act, the Company is submitting a proposal to its shareholders for an advisory vote on the compensation of its named executive officers. This proposal is a non-binding vote, but gives shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.
Accordingly, the following resolution is submitted for shareholder vote at the 2024 Annual Meeting:
“RESOLVED, that the shareholders of Mercury General Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2024 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying tabular disclosure regarding named executive officer compensation and the corresponding narrative disclosure and footnotes.”
As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2024, subject to ratification of the selection by the shareholders. KPMG LLP has been the Company’s independent public accounting firm since 1963. To the Audit Committee’s knowledge, at no time has KPMG LLP had any direct or indirect financial interest in or connection with the Company or any of its subsidiaries other than for services rendered to the Company as described below.
The Audit Committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year.
Neither the Company’s bylaws nor other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
Audit Fees for Fiscal 2023 and 2022
The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2023 and 2022 are as follows:

	2023	2022
Audit Fees (1)	$3,059,780	$2,993,780
Audit-Related Fees	—	—
Tax Fees (2)	—	10,000
All Other Fees	—	—
Total	$3,059,780	$3,003,780

(1)Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.
(2)Tax fees for 2022 relate to tax consulting services.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.
Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors
The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-

audit services below established dollar threshold amounts. Additional audit or non-audit services, or provision of nonaudit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.
RELATED PERSON TRANSACTIONS
Related Party Transaction Approval Policy
The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board of Directors has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.
Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.
Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.
George Toney, the nephew of George Joseph and the brother of Charles Toney, the Company’s Chief Actuary, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 2023, the Company paid commissions to that agency in accordance with the Company’s standard agency contract of $1,029,356. Victor Joseph, George Joseph's son, is President and Chief Operating Officer of the Company. In 2023, Victor Joseph earned $779,052 in total compensation as an employee of the Company. Alan Joseph, the son of George Joseph and the brother of Victor Joseph, is Portfolio Underwriter of the Company. In 2023, Alan Joseph earned $137,694 in total compensation as an employee of the Company.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Martha E. Marcon (chair), Joshua E. Little and George G. Braunegg.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board.

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants, if any, is compatible with their independence.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

February 8, 2024	The Audit Committee

Martha E. Marcon, Chair
Joshua E. Little
George G. Braunegg

SHAREHOLDER PROPOSALS
Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company no later than November 27, 2024, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company no later than January 9, 2025 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.
ANNUAL REPORTS
Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).

The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 13, 2024. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary
Los Angeles, California
March 26, 2024

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32853-P07193

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCURY GENERAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) George Joseph
02) Martha E. Marcon
03) Joshua E. Little
04) Gabriel Tirador
05) James G. Ellis
06) George G. Braunegg
07) Ramona L. Cappello
08) Vicky Wai Yee Joseph
09) Victor G. Joseph

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
3. Ratification of selection of independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date